TAX EXEMPT PROCEEDS FUND, INC.
                                600 FIFTH AVENUE
                             NEW YORK, NY 10020-2302


August 21, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Dear Sirs:

On March 21, 2002, upon the termination of our previously engaged accountant, the Board of Directors of Tax Exempt Proceeds Fund, Inc., engaged Sanville & Company, Abington, PA as the Fund's independent accountants for the fiscal year ended June 30, 2002.

The previously engaged accountant's report on the Fund's financial statements of the Fund during the past two fiscal years contained no adverse opinion or a disclaimer of opinion, and were not qualified or modified as to certainty, audit scope or accounting principles. During the two most recent fiscal years there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or audit procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. The change of accountants was recommended by the audit committee and approved by the Board of Directors.



Yours very truly,

/s/ Rosanne Holtzer
Rosanne Holtzer
Secretary, Tax Exempt Proceeds Fund, Inc.

Deloitte & Touche LLP
Two World Financial Center
New York, NY 10281-1414

August 22, 2002


Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington D.C. 20549

Dear Sirs/Madams:


We have read and agree with the comments in Item 77K of Form N-SAR Reich & Tang Tax Exempt Proceeds Fund, Inc. dated August 22, 2002.

Yours Truly
Deloitte & Touche LLP